Exhibit 99

PRESS RELEASE

For Release:	January 28, 2021
Nasdaq:	MFNC
Contact:	Jesse A. Deering, EVP& Chief Financial Officer (248) 290-5906 /jdeering@bankmbank.com
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS 2020 Fourth quarter and Annual Results

Manistique, Michigan – Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced 2020 net income of $13.47 million, or $1.27 per share, compared to 2019 net income of $13.85 million, or $1.29 per share. The Corporation had fourth quarter 2020 net income of $3.64 million, or $.35 per share, compared to 2019 fourth quarter net income of $3.30 million, or $.31 per share.

Total assets of the Corporation at December 31, 2020 were $1.50 billion, compared to $1.32 billion at December 31, 2019. Shareholders’ equity at December 31, 2020 totaled $167.86 million, compared to $161.92 million at December 31, 2019. Book value per share outstanding equated to $15.99 at the end of the fourth quarter 2020, compared to $15.06 per share outstanding a year ago. Tangible book value at quarter-end was $143.92 million, or $13.71 per share outstanding, compared to $137.30 million, or $12.77 per share outstanding at the end of the fourth quarter 2019.

Additional notes:

•	mBank, the Corporation’s primary asset, recorded net income of $15.02 million in 2020, which resulted in an ROAA of 1.03%, compared to $15.07 million in 2019. mBank recorded net income of $4.04 million for the fourth quarter of 2020 and $3.73 million for the same period of 2019.

•	COVID-19 loan modifications resided at a nominal $2.4 million, or .25% of total loans with no commercial loans remaining in total payment deferral at December 31, 2020. This is compared to peak levels of $201 million in the spring.

•	Core bank deposit growth has been very strong this year with an increase of approximately $196.55 million, or 19% year-over-year. The vast majority of that growth has centered in transactional related accounts through our branch network outreach and treasury management line of business.

•	Non-interest income continued to be very solid for the fourth quarter of 2020. This included strong secondary market mortgage fee income and gain on sale of $1.92 million and premiums on the sale of Small Business Administration (SBA) guaranteed loans of $269 thousand. Year-to-date secondary market mortgage sale revenue and fees were $5.93 million and SBA premiums were $1.73 million. The residential mortgage pipeline resides at very robust levels and we expect sustained output from this line of business as we look to upcoming quarters.

•	Reported margin in the fourth quarter, which is inclusive of accretion from acquired loans that were subject to purchase accounting adjustments and recognition of some Paycheck Protection Program (“PPP”) loan origination fees, was 4.42%. Estimated non-GAAP core operating margin, when adjusted for purchase accounting accretion and PPP impact, is approximately 4.20% for the fourth quarter. Reportable margin for the entirety of the year was 4.37%.

•	The Corporation resumed buying back Mackinac Financial Corporation (MFNC) shares in the fourth quarter. Total purchases for the quarter were 43,135 shares at a blended price of $12.76 per share. For the entire year of 2020, the Corporation has repurchased 283,779 shares at a total weighted average price of $11.55 per share. All repurchase activity was completed at prices below tangible book value per share.

Revenue & PPP Recognition

Total revenue of the Corporation for 2020 was $72.23 million, compared to $70.34 million in 2019. Total revenue for the three months ended December 31, 2020 equated to $18.01 million, compared to $17.61 million for the same period of 2019. Total interest income for the fourth quarter was $15.23 million, compared to $15.77 million for the same period in 2019. The 2020 fourth quarter interest income included accretive yield of $661 thousand from combined credit mark accretion associated with acquisitions, compared to $488 thousand in the same period of 2019.

The fourth quarter 2020 interest income was also positively impacted by the recognition of a portion of the PPP loan origination fees that were deferred in accordance with the following required accounting treatment:

•	The Bank originated approximately $152 million of PPP loans in 2020.

•	For these originations, the company earned $5.18 million in PPP fees. Of that amount, $1.69 million was recognized immediately to offset direct costs of the program, leaving roughly $3.49 million to be recognized through GAAP monthly amortization or upon forgiveness of the loan by the Small Business Administration (“SBA”).

•	Of the $3.49 million, $2.33 million was recognized during the remainder of 2020. The greatest amounts occurred in the third and fourth quarters as acceleration of recognition due to forgiveness increased.

•	The 2020 fourth quarter results include recognition of $1.21 million in PPP fees.

•	The remaining $1.15 million of PPP fees are likely to be recognized in 2021.

•	The remaining $1.15 million of PPP origination fee income will continue to be amortized monthly, but more likely will be accelerated earlier upon forgiveness of the debt by SBA.

Loan Production and Portfolio Mix

Total balance sheet loans at December 31, 2020 were $1.08 billion, which is inclusive of $105.49 million of PPP loans, compared to December 31, 2019 balances of $1.06 billion. Total loans under management reside at $1.33 billion, which includes $204.55 million of service retained loans. Driven by strong consumer mortgage activity, overall traditional loan production (non-PPP) for 2020 was $393.06 million, compared to $385.55 million for the same period of 2019. When including PPP loans, total production was $545.57 million. Of the total production, commercial loans equated to $128 million, consumer $265 million and the aforementioned $152 million of PPP. Within the consumer totals was $205 million of secondary market mortgage production compared to $89 million for 2019.

	New Loan Production (excluding PPP)
	Q1	Q2	Q3	Q4	2020
Upper Peninsula	$34,132	$44,721	$50,690	$41,708	$171,251
Northern Lower Peninsula	17,261	46,490	42,058	37,750	143,559
Southeast Michigan	3,834	2,580	3,565	5,760	15,739
Wisconsin	11,681	14,142	15,995	14,592	56,410
Asset-Based Lending	-	-	4,500	1,600	6,100
Total	$66,908	$107,933	$116,808	$101,410	$393,059

Commenting on new loan production and overall lending activities, Mr. George stated, “As can be seen from our production totals, we continued our positive lending momentum and have started to see some more traditional commercial loan opportunities in the quarter, which also continues to be dominated by record mortgage production. We are also seeing very good mortgage activity early in 2021 as our markets continue to see a continued influx of buyers for all types of properties. This migration from more populated areas is in light of the ongoing pandemic and the quality of life and work changes many continue to seek, which entails residing in more rural areas that offer larger space acquisition opportunities. We have also begun to participate in the recently announced second round of PPP funding. Initial forecasts based on client demand indicate it could potentially yield $75 million to $100 million of additional PPP loans.”

Credit Quality and COVID-19 Loan Activity

Nonperforming loans totaled $5.46 million, or .51% (.56% excluding PPP balances) of total loans at December 31, 2020, compared to .49% of total loans at December 31, 2019. The nonperforming assets to total assets ratio resided at .48% (.52% excluding PPP balances) for the fourth quarter of 2020, compared to .56% for the fourth quarter of 2019.  Total loan delinquencies greater than 30 days resided at .58% (.65% excluding PPP balances), compared to 1.10% in 2019.

COVID-19 related loan modification activity has continued its positive trend downward throughout the fourth quarter.  Currently, only $2.4 million of loan balances ($1.98 million of commercial and $.4 million of consumer) remain in some form of modification relief.

COVID-19 Loan Modifications Remaining in Deferral
12/31/2020 (dollars in millions)

	Covid-19 Loans in Deferral	Bank Total Loans	Remaining Deferrals to Total Loans Ratio
mBank CML Loans (interest only)	$2.0	$746.3	0.27%
mBank CML Loans (deferral)	$-	0.00%
mBank Consumer Loans (deferral)	$0.4	$237.8	0.18%
Total Loans	$2.4	$984.1	0.25%

For Reference as of 9/30/2020
Total Loans	$30.2	$977.6	3.09%

The fourth quarter provision for loan losses was $400 thousand.  This amount was consistent with last quarter and we remain “risk neutral” quarter-over-quarter within the portfolio given the continued improvement in deferral activity and absence of any known pending credit issues. The resulting Allowance for Loan Loss (“ALLL”) coverage ratio was .54% of total loans. However, the total coverage ratio (equivalent to ALLL plus remaining purchase accounting credit marks to total loans less PPP balances) is .95%. Management will actively refine the provision and loan reserves as client impact and broader economic data from the pandemic become more clear. The Corporation is not currently required to utilize CECL.

Commenting on overall credit risk, Mr. George stated, “The credit book has seen no signs of any systemic adverse trends and our COVID-19 modifications are extremely modest at $2.4 million. A very small segment of consumer loans remain in deferment as we continue to work with retail clients who have been adversely impacted for an elongated period of time within the pandemic. While certainly not clear of all headwinds, we remain cautiously optimistic in terms of overall credit performance as many of our hospitality and tourism related businesses in our northern footprint experienced strong demand and revenues throughout the second half of 2020. We remain ever vigilant in terms of monitoring deterioration in any isolated specific situations that could arise for our clients where provisions and/or COVID relief could be needed in light of ongoing pandemic conditions within a particular industry that we all know can still change quickly.”

Margin Analysis, Funding and Liquidity

Net interest income for the year ended December 31, 2020 was $54.81 million, with a net interest margin (NIM) of 4.37% compared to the same period of 2019 of $53.91 million and a NIM of 4.57%. Net interest income for the fourth quarter 2020 was $13.90 million, resulting in a NIM of 4.42%, compared to $13.35 million in the fourth quarter 2019 and a NIM of 4.39%. Core operating margin, which is net of accretion from acquired loans that were subject to purchase accounting adjustments and recognized PPP fee income, was 3.82% for the fourth quarter of 2020, compared to 4.23% for the same period of 2019. Items impacting margin, outside of the overall current low interest rate environment, include higher than normal cash balances as well as negative impact from the yields associated with PPP loans. On a non-GAAP basis, management currently estimates the direct negative impact of the PPP loan balances for the fourth quarter to be .38%. Estimated adjusted core margin for the fourth quarter is 4.20% for the quarter.

Total bank deposits (excluding brokered deposits) have increased by $196.55 million year-over-year from $1.02 billion at December 31, 2019 to $1.21 billion at fourth quarter-end 2020. Total brokered deposits have also decreased and were $45.17 million at December 31, 2020, compared to $58.62 million at December 31, 2019, a decrease of 23%. FHLB (Federal Home Loan Bank) borrowings have remained mostly flat year-over-year from $63.48 million to $64.55 million. Further maturities are expected to be paid off in both the first and second quarters of 2021. The Corporation utilized the Paycheck Protection Program Liquidity Facility (“PPPLF”) to fund a portion of the initial PPP loan originations. There was no balance on this facility as of December 31, 2020 and management does not expect the need to utilize the facility for the new round of PPP funding based on the Corporation’s current liquidity position. Overall access to short-term functional liquidity remains very strong through multiple sources.

Mr. George stated, “We are very pleased with our organic efforts in terms of core deposit growth this year within the more challenging pandemic environment. While this is partially due to the significant amount of liquidity in the economic system from various stimulus packages, we have also procured and expanded client relationships that we expect to be with us well beyond the pandemic. This is also reflective of the strong commerce activity many of our retail and tourism related clients had over the summer and into the fall and the cash buildup within those businesses. Like many banks, we remain flush with liquidity with slowed commercial loan demand (compared to prior years) given the pandemic and limited prudent investment opportunities in light of market rates, both of which have continued to negatively impact our core margin. We expect that we will use some of this excess cash on our balance sheet for PPP funding, additional retirement of higher priced brokered deposits and FHLB maturities and to fund expected loan growth in 2021.”

Noninterest Income / Expense

Noninterest income (which is not inclusive of PPP fees) for 2020 was $10.20 million, compared to 2019 of $5.95 million, an increase of 71%. Fourth quarter 2020 noninterest income was $2.78 million, compared to $1.85 million for the same period of 2019. The significant year-over-year improvement is mainly a combination of the secondary market mortgage and SBA sales. The SBA 7A sales were not inclusive of any PPP loan fees, all of which are recognized through interest income. Noninterest expense for 2020 was $46.95 million, compared to 2019 of $41.76 million. Noninterest expense for the fourth quarter of 2020 was $11.66 million, compared to $10.81 million for the same period of 2019. Year-over-year increases were mainly associated with the COVID operating environment as well as incentives associated with retail and mortgage related activity.

Assets and Capital

Total assets of the Corporation at December 31, 2020 were $1.50 billion, compared to $1.32 billion at December 31, 2019. Shareholders’ equity at December 31, 2020 totaled $167.86 million, compared to $161.92 million at December 31, 2019. Book value per share outstanding equated to $15.99 at the end of the fourth quarter 2020, compared to $15.06 per share outstanding a year ago. Tangible book value at quarter-end was $143.92 million, or $13.71 per share outstanding, compared to $137.30 million, or $12.77 per share outstanding at the end of the fourth quarter 2019.

Both the Corporation and the Bank are “well-capitalized” with total risk-based capital to risk-weighted assets of 15.07% at the Corporation and 14.42% at the Bank and tier 1 capital to total tier 1 average assets (the “leverage ratio”) at the Corporation of 9.63% and at the Bank of 9.25%. The leverage ratio is calculated inclusive of PPP loan balances. The Corporation is monitoring the impact of the recent pandemic-associated market volatility on its Goodwill asset. The Corporation continues to conduct Goodwill impairment analysis to confirm the value of this intangible asset as market events unfold.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation and Chairman of mBank concluded, “2020 saw our company overcome significant hurdles and obstacles to achieve net income of $13.47 million, or $1.27 of earnings per share for the year. Considering significant downward rate moves, a pandemic operating environment and significant global economic pressures, we successfully managed through a very difficult year with our credit book and operating platform in-tact. We executed on PPP to both support our clients and communities and supplement earnings. With commercial loan production slowed by COVID, we pivoted to originate record levels of residential mortgage loans and drive significant noninterest income. This further proved our ability to be agile within our operations. We also accreted capital while executing the repurchase of approximately 284,000 shares of MFNC on the open market and maintaining our $.56 annual dividend. Overall, we could not be more pleased with our team’s efforts and execution during this unprecedented year.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.5 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin. The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: the effects of the COVID-19 pandemic, particularly potentially negative effects on our customers, borrowers, third party service providers and our liquidity; changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Corporation with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the
	Year Ending	Year Ending
	December 31,	December 31,
(Dollars in thousands, except per share data)	2020	2019
	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,501,730	$1,320,069
Loans	1,077,592	1,058,776
Investment securities	111,836	107,972
Deposits	1,258,776	1,075,677
Borrowings	63,479	64,551
Shareholders' equity	167,864	161,919

Selected Statements of Income Data
Net interest income	$54,806	$53,907
Income before taxes	17,056	17,710
Net income	13,473	13,850
Income per common share - Basic	1.27	1.29
Income per common share - Diluted	1.27	1.29
Weighted average shares outstanding - Basic	10,580,044	10,737,653
Weighted average shares outstanding- Diluted	10,580,044	10,757,507

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.37%	4.57%
Efficiency ratio	71.84	69.10
Return on average assets	.92	1.04
Return on average equity	8.19	8.78

Average total assets	$1,464,674	$1,332,882
Average total shareholders' equity	164,505	157,831
Average loans to average deposits ratio	93.34%	95.03%

Common Share Data at end of period:
Market price per common share	$12.76	$17.56
Book value per common share	15.99	15.06
Tangible book value per share	13.71	12.77
Dividends paid per share, annualized	.52	.52
Common shares outstanding	10,500,758	10,748,712

Other Data at end of period:
Allowance for loan losses	$5,816	$5,308
Non-performing assets	7,210	7,377
Allowance for loan losses to total loans	.51%	.49%
Non-performing assets to total assets	.48%	.56%
Texas ratio	4.82%	4.41%

Number of:
Branch locations	28	29
FTE Employees	315	304

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS

Cash and due from banks	$218,901	$49,794
Federal funds sold	76	32
Cash and cash equivalents	218,977	49,826

Interest-bearing deposits in other financial institutions	2,917	10,295
Securities available for sale	111,836	107,972
Federal Home Loan Bank stock	4,924	4,924

Loans:
Commercial	819,907	765,524
Mortgage	238,705	272,014
Consumer	18,980	21,238
Total Loans	1,077,592	1,058,776
Allowance for loan losses	(5,816)	(5,308)
Net loans	1,071,776	1,053,468

Premises and equipment	25,518	23,608
Other real estate held for sale	1,752	2,194
Deferred tax asset	3,303	3,732
Deposit based intangibles	4,368	5,043
Goodwill	19,574	19,574
Other assets	36,785	39,433

TOTAL ASSETS	$1,501,730	$1,320,069

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$414,804	$287,611
NOW, money market, interest checking	450,556	373,165
Savings	130,755	109,548
CDs<$250,000	202,266	233,956
CDs>$250,000	15,224	12,775
Brokered	45,171	58,622
Total deposits	1,258,776	1,075,677

Federal funds purchased	—	6,225
Borrowings	63,479	64,551
Other liabilities	11,611	11,697
Total liabilities	1,333,866	1,158,150

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 10,500,758 and 10,748,712 respectively	127,164	129,564
Retained earnings	39,318	31,740
Accumulated other comprehensive income (loss)
Unrealized (losses) gains on available for sale securities	1,965	1,025
Minimum pension liability	(583)	(410)
Total shareholders’ equity	167,864	161,919

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,501,730	$1,320,069

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2020	2019
	(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$58,412	$59,673
Tax-exempt	201	187
Interest on securities:
Taxable	2,255	2,708
Tax-exempt	535	343
Other interest income	626	1,473
Total interest income	62,029	64,384

INTEREST EXPENSE:
Deposits	6,052	9,436
Borrowings	1,171	1,041
Total interest expense	7,223	10,477

Net interest income	54,806	53,907
Provision for loan losses	1,000	385
Net interest income after provision for loan losses	53,806	53,522

OTHER INCOME:
Deposit service fees	1,133	1,586
Income from loans sold on the secondary market	5,935	1,889
SBA/USDA loan sale gains	1,729	908
Mortgage servicing amortization	838	693
Net security gains	2	208
Other	562	669
Total other income	10,199	5,953

OTHER EXPENSE:
Salaries and employee benefits	26,081	22,743
Occupancy	4,370	4,069
Furniture and equipment	3,347	3,000
Data processing	3,093	2,717
Advertising	912	889
Professional service fees	1,842	2,100
Loan origination expenses and deposit and card related fees	1,965	1,546
Writedowns and (gains) losses on other real estate held for sale	(22)	212
FDIC insurance assessment	578	70
Communications expense	935	885
Other	3,848	3,534
Total other expenses	46,949	41,765

Income before provision for income taxes	17,056	17,710
Provision for income taxes	3,583	3,860

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,473	$13,850

INCOME PER COMMON SHARE:
Basic	$1.27	$1.29
Diluted	$1.27	$1.29

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	December 31,	December 31,
	2020	2019
	(Unaudited)	(Audited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$138,992	$141,965
Hospitality and tourism	100,237	97,721
Lessors of residential buildings	52,035	51,085
Gasoline stations and convenience stores	29,046	27,176
Logging	18,651	22,136
Commercial construction	47,698	40,107
Other	433,248	385,334
Total Commercial Loans	819,907	765,524

1-4 family residential real estate	227,044	253,918
Consumer	18,980	21,238
Consumer construction	11,661	18,096

Total Loans	$1,077,592	$1,058,776

Credit Quality (at end of period):

	December 31,	December 31,
	2020	2019
	(Unaudited)	(Audited)
Nonperforming Assets :
Nonaccrual loans	$5,458	$5,172
Loans past due 90 days or more	-	11
Restructured loans	-	-
Total nonperforming loans	5,458	5,183
Other real estate owned	1,752	2,194
Total nonperforming assets	$7,210	$7,377
Nonperforming loans as a % of loans	.51%	.49%
Nonperforming assets as a % of assets	.48%	.56%
Reserve for Loan Losses:
At period end	$5,816	$5,308
As a % of outstanding loans	.54%	.50%
As a % of nonperforming loans	106.56%	102.41%
As a % of nonaccrual loans	106.56%	102.63%
Texas Ratio	4.82%	4.41%

Charge-off Information (year to date):
Average loans	$1,117,132	$1,047,439
Net charge-offs (recoveries)	$492	$260
Charge-offs as a % of average loans, annualized	.04%	.02%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
BALANCE SHEET (Dollars in thousands)

Total loans	$1,077,592	$1,144,325	$1,153,790	$1,044,177	$1,058,776
Allowance for loan losses	(5,816)	(5,832)	(5,355)	(5,292)	(5,308)
Total loans, net	1,071,776	1,138,493	1,148,435	1,038,885	1,053,468
Total assets	1,501,730	1,522,917	1,518,473	1,356,381	1,320,069
Core deposits	1,198,381	1,195,062	1,122,582	984,936	1,004,280
Noncore deposits	60,395	85,825	104,970	110,445	71,397
Total deposits	1,258,776	1,280,887	1,227,552	1,095,381	1,075,677
Total borrowings	63,479	63,505	114,466	67,120	64,551
Total shareholders' equity	167,864	166,168	164,157	160,060	161,919
Total tangible equity	143,922	142,057	139,877	135,612	137,302
Total shares outstanding	10,500,758	10,533,589	10,533,589	10,533,589	10,748,712
Weighted average shares outstanding	10,536,023	10,533,589	10,533,589	10,717,967	10,748,712

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,505,869	$1,536,128	$1,501,423	$1,321,134	$1,347,916
Earning assets	1,252,038	1,303,102	1,290,012	1,171,551	1,205,241
Loans	1,118,665	1,154,670	1,147,620	1,047,144	1,081,294
Noninterest bearing deposits	422,081	422,134	346,180	284,677	283,259
Deposits	1,255,669	1,269,658	1,211,694	1,076,206	1,080,359
Equity	167,459	165,450	161,811	162,661	161,588

INCOME STATEMENT (Dollars in thousands)

Net interest income	$13,898	$13,052	$14,458	$13,397	$13,350
Provision for loan losses	400	400	100	100	35
Net interest income after provision	13,498	12,652	14,358	13,297	13,315
Total noninterest income	2,779	3,116	2,367	1,937	1,848
Total noninterest expense	11,663	11,561	12,352	11,372	10,813
Income before taxes	4,614	4,207	4,373	3,862	4,350
Provision for income taxes	970	883	919	811	1,054
Net income available to common shareholders	$3,644	$3,324	$3,454	$3,051	$3,296
Income pre-tax, pre-provision	$5,014	$3,724	$4,473	$3,962	$4,385

PER SHARE DATA

Earnings per common share	$.35	$.32	$.33	$.28	$.31
Book value per common share	15.99	15.78	15.58	15.20	15.06
Tangible book value per share	13.71	13.49	13.28	12.87	12.77
Market value, closing price	12.76	9.65	10.37	10.45	17.56
Dividends per share	.14	.14	.14	.14	.14

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.51%	.47%	.53%	.61%	.49%
Nonperforming assets/total assets	.48	.48	.55	.64	.56
Allowance for loan losses/total loans	.54	.51	.46	.51	.50
Allowance for loan losses/nonperforming loans	106.56	107.72	87.44	82.48	102.41
Texas ratio	4.82	4.91	4.22	6.13	4.41

PROFITABILITY RATIOS

Return on average assets	.96%	.86%	.93%	.93%	.97%
Return on average equity	8.66	7.99	8.58	7.54	8.09
Net interest margin	4.42	3.98	4.51	4.60	4.39
Average loans/average deposits	89.09	90.94	94.71	97.30	100.09

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.63%	9.20%	9.45%	10.20%	10.09%
Tier 1 capital to risk weighted assets	14.48	13.91	13.27	12.89	12.71
Total capital to risk weighted assets	15.07	14.49	13.79	13.41	13.22
Average equity/average assets (for the quarter)	11.12	10.77	10.78	12.31	11.99